Exhibit 23.2
[Logo or Letterhead of BK Associates, Inc.]

February 7, 2011
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989
Re:	Delta Air Lines, Inc. (the “Company”) Ten Boeing 737-832, Nine Boeing 757-232, Three Boeing 767-332ER and Two Boeing 777-232LR Aircraft Appraisals
Ladies and Gentlemen:
     We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary — Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary — Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary — Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary — The Offering”, (e) “Risk Factors — Risk Factors Relating to the Class B Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (g) “Description of the Equipment Notes — Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about February 7, 2011, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated June 28, 2010, included in Registration Statement No. 333-167811 and relating to the offering of Delta Air Lines, Inc. Pass Through Certificates, Series 2010-1B.

Sincerely, BK ASSOCIATES, INC.
/s/ John F. Keitz
John F. Keitz
JFK/kf	President ISTAT Senior Certified Appraiser And Appraise Fellow